United States securities and exchange commission logo





                 March 16, 2023

       Patrick Decker
       Chief Executive Officer
       Xylem Inc.
       301 Water Street SE
       Washington, D.C. 20003

                                                        Re: Xylem Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed March 9, 2023
                                                            File No. 333-270379

       Dear Patrick Decker:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jeff Kauten, Staff
       Attorney, at (202) 551-3447 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology